Exhibit 3.1

Delaware The First State Page 1 6384624 8100 Authentication: 203959432 SR# 20233239038 Date: 08-14-23 You may verify this certificate online at corp.delaware.gov/authver.shtml I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “SCOPUS BIOPHARMA INC.”, FILED IN THIS OFFICE ON THE FOURTEENTH DAY OF AUGUST, A.D. 2023, AT 12:47 O`CLOCK P.M.

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF SCOPUS BIOPHARMA INC.

Scopus BioPharma Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

FIRST: Effective upon the filing of this amendment to the Corporation's Amended and Restated Certificate of Incorporation (the “Effective Time”), Article IV, Section 1 of the Corporation's Amended and Restated Certificate of Incorporation is amended to provide that the total number of shares of stock which the Corporation is authorized to issue shall be 520,000,000, 500,000,000 shares of which shall be common stock, par value $0.001 per share (“Common Stock”), and 20,000,000 shares of which shall be preferred stock par value $0.001.

SECOND: This Certificate of Amendment was duly adopted in accordance with Sections 141 and 242 of the DGCL. The Corporation's Board of Directors duly adopted resolutions setting forth and declaring advisable this Certificate of Amendment and directed that the proposed amendments be considered by the stockholders of the Corporation. Written consents were solicited from all of our stockholders ofrecord pursuant to Section 228 of the DGCL and the Corporation's Amended and Restated Bylaws. A consent solicitation was mailed on or about July 28, 2023 and the necessary number of shares consented to the proposed amendments. The stockholders of the Corporation duly adopted this Certificate of Amendment.

IN WITNESS WHEREOF, this Certificate of Amendment of the Amended and Restated Certificate of Incorporation has been executed as of this 14th day of August, 2023.

SCOPUS BIOPHARMA INC.

By:	/s/ Joshua R. Lamstein
Name:	Joshua R. Lamstein
Title:	Chairman of the Board